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Exhibit 5(o)
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MINNESOTA MUTUAL                                     PROTECTION OPTION AMENDMENT

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                 [LETTERHEAD OF MINNESOTA MUTUAL APPEARS HERE]
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The "Death Benefit" section of your policy beginning on page 5 has been amended as follows:

What are the death benefit options?

The death benefit options are:

  (1) the Cash Option; or
  (2) the Protection Option.

At no time will the death benefit be less that the larger of the then current face amount or the amount of insurance that could be purchased using the policy value as a net single premium.

What is the Cash Option?

Under the Cash Option, the death benefit will be the then current face amount. The death benefit will not vary with the investment results of the sub-accounts of the separate account you have elected unless the policy value exceeds the net single premium for the then current face amount.

If the policy value exceeds the net single premium for the then current face amount, the death benefit will be that amount of insurance which could be purchased for the insured using the policy value as the net single premium.

What is the Protection Option?

Under the Protection Option, the death benefit will vary with the investment results of the sub-accounts of the separate account you have elected.

Before the anniversary nearest the insured's age 70, the death benefit will be the policy value, plus the larger of:

  (1) the then current face amount; or
  (2) the amount of insurance which could be purchased using the policy value as a net single premium.

At the anniversary nearest the insured's age 70, we will automatically adjust the policy's face amount to equal the death benefit immediately preceding the adjustment.

After the anniversary nearest the insured's age 70, the death benefit will be:

  (1) the then current face amount; plus
  (2) an amount of insurance which could be purchased by the excess, if any, of the policy value over the tabular cash value applied as a net single premium for that insurance.


/s/ Dennis E. Prohofsky                       /s/ Robert L. Senkler
Secretary                                     President